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
--------------------                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION       ---------------------------------
      FORM 5                                            WASHINGTON, D.C. 20549                             OMB APPROVAL
--------------------                                                                              ---------------------------------
                                          ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP     OMB Number:             3235-0362
/ /  Check box if no longer subject to                                                            Expires:         January 31, 2005
     Section 16. Form 4 or Form 5                                                                 Estimated average burden
     obligations may continue.                                                                    hours per response . . . . .  1.0
     See Instruction 1(b).                                                                        ---------------------------------

/ /  Form 3 Holdings Reported              Filed pursuant to Section 16(a) of the Securities
                                           Exchange Act of 1934, Section 17(a) of the Public
                                                Utility Holding Company Act of 1935 or
                                          Section 30(h) of the Investment Company Act of 1940
/ /  Form 4 Transactions Reported

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
1. Name and Address of Reporting   2. Issuer Name AND Ticker or Trading Symbol   6. Relationship of Reporting Person(s) to Issuer
   Person*                                                                                     (Check all applicable)
                                                                                    __Director                    __10% Owner
                                                                                    X Officer (give title below)  __Other
                                                                                                                    (specify below)
                                   Reinsurance Group of America, Incorporated       Senior Vice President, General Counsel &
Sherman    James           E.      (NYSE:RGA)                                       Secretary
---------------------------------  ---------------------------------------------    ----------------------------------------
(Last)     (First)      (Middle)   3. I.R.S. Identification    4. Statement for
                                      Number of Reporting         Month/Year
1370 Timberlake Manor Parkway         Person, if an entity        December 2002
---------------------------------     (Voluntary)              ----------------- --------------------------------------------------
            (Street)                                           5. If Amendment,  7. Individual or Joint/Group Reporting
                                                                  Date of           (check applicable line)
                                                                  Original          X Form Filed by One Reporting Person
                                                                  (Month/Year)      __Form Filed by More than One Reporting Person
Chesterfield, MO       63017-6039
---------------------------------  --------------------------  ----------------  --------------------------------------------------
(City)      (State)      (Zip)
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
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                       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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
1. Title of    2. Trans-   2A. Deemed   3. Trans-   4. Securities Acquired (A) or    5. Amount of     6. Ownership   7. Nature of
   Security       action       Execu-      action      Disposed of (D) (Instr. 3, 4     Securities       Form:          Indirect
   (Instr. 3)     Date         tion        Code        and 5)                           Beneficially     Direct         Beneficial
                  (Month/      Date,       (Instr.                                      Owned at the     (D) or         Ownership
                  Day/         if any      8)       -------------------------------     end of           Indirect       (Instr. 4)
                  Year)        (Month/                           (A) or                 Issuer's         (I)
                               Day/                 Amount        (D)       Price       Fiscal Year      (Instr. 4)
                               Year)                                                    (Instr. 3
                                                                                        and 4)
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
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
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

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                            TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
====================================================================================================================================
                                                                                                        9.         10.
                                                                                                        Number of  Owner-
                                                                                                        Deriv-     ship
            2.                                                                                          ative      Form of
            Conver-                           5.                              7.                        Secu-      Deriv-    11.
            sion                              Number of                       Title and Amount          rities     ative     Nature
            or              3A.               Derivative    6.                of Underlying     8.      Bene-      Secu-     of
            Exer-           Deemed   4.       Securities    Date              Securities        Price   ficially   rity:     In-
            cise    3.      Execu-   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Owned      Direct    direct
            Price   Trans-  tion     action   or Disposed   Expiration Date   ----------------  Deriv-  at End     (D)       Bene-
1.          of      action  Date,    Code     of (D)        (Month/Day/Year)            Amount  ative   of Year    or In-    ficial
Title of    Deriv-  Date    if any   (Instr.  (Instr. 3,    ----------------            or      Secu-   (Instr.    direct    Owner-
Derivative  ative   (Month/ (Month/  8)       4 and 5)      Date     Expira-            Number  rity    4)         (I)       ship
Security    Secu-   Day/    Day/              ------------  Exer-    tion               of      (Instr.            (Instr.   (Instr.
(Instr. 3)  rity    Year)   Year)              (A)   (D)    cisable  Date     Title     Shares  5)                 4)        4)
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Stock Option $31.91  1/17/02         A        8,297           (1)    1/1/12   Common    8,297           8,297        D
                                                                              Stock
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Performance  1-for-1 2/13/02         A        248.9           (2)     (2)     Common    248.9           248.9        D
Share                                                                         Stock
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Performance  1-for-1   (3)           A          2.2           (3)     (3)     Common      2.2             2.2        D
Share                                                                         Stock
Dividend
Equivalent
Right
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Explanation of Responses:

(1) Vests in 20% increments on each of January 1, 2003, 2004, 2005, 2006, and 2007.
(2) Vests in 1/3 increments on each of December 31, 2002, 2003, and 2004; exercisable in limited circumstances set forth in the registrant's Executive Performance Share Plan.
(3) Acquired on quarterly dividend record dates during 2002. Rights become vested and expire proportionately with the performance shares to which they relate.


                                                 William L. Hutton                                        December 10, 2002
                              ----------------------------------------------------------         ----------------------------------
                                          **Signature of Reporting Person                                       Date
                                                 Attorney-in-fact

**    Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.
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